Exhibit 99.1

Rentrak Completes Acquisition of Kantar Media’s U.S.-Based Television Measurement Assets

—TV Industry Now Has One Massive and Passive Measurement Service—

PORTLAND, OR (DECEMBER 1, 2014) – Rentrak (NASDAQ: RENT), the leader in precisely measuring movies and TV everywhere, today announced it has completed the acquisition of the U.S. television measurement business of WPP’s Kantar business unit for 1,526,790 restricted shares of Rentrak common stock. Based on the closing price of Rentrak’s common stock on November 28, 2014, the shares have an approximate value of $128 million.

The transaction includes Kantar Media’s customer contracts and customer relationships involved in U.S. television measurement, creating the benefits of clarity and simplicity for clients in the U.S. TV ratings marketplace with a single massive and passive TV measurement service.

Rentrak expects the acquisition to produce multiple long-term revenue streams directly, as well as from anticipated future joint marketing agreements with Kantar and its expanded relationship with, and endorsement from, GroupM. Rentrak expects to add approximately $7 to $9 million in revenue in fiscal 2016 as a result of the transaction, which is expected to be slightly accretive in fiscal 2016.

In connection with the acquisition, WPP also purchased additional restricted shares of Rentrak common stock from the company for $56 million in cash, giving WPP an ownership stake of 16.7 percent of Rentrak’s stock as of the closing date.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, that Rentrak will generate approximately $7 to $9 million in revenue in fiscal 2016 as a result of the transaction and that it will be slightly accretive in fiscal 2016, and that the transaction will expand Rentrak’s leadership position in television measurement and consumer insights. These forward-looking statements are based on Rentrak’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements are not guarantees of future performance and Rentrak’s actual results may differ significantly as a result of a number of factors, including the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new products to create new revenue streams, its ability to successfully integrate acquired businesses, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s reports on

Form 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

About Rentrak

Rentrak (NASDAQ: RENT) is the entertainment and marketing industries’ premier provider of worldwide consumer viewership information, precisely measuring actual viewing behavior of movies and TV everywhere. Using our proprietary intelligence and technology, combined with Advanced Demographics, only Rentrak is the census currency for VOD and movies. Rentrak provides the stable and robust audience measurement services that movie, television and advertising professionals across the globe have come to rely on to better deliver their business goals and more precisely target advertising across numerous platforms including box office, multiscreen television and home video. For more information on Rentrak, please visit www.rentrak.com.

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Contact for Rentrak:

Antoine Ibrahim

(646) 722-1561

aibrahim@rentrak.com